Exhibit 3.11

CERTIFICATE OF INCORPORATION

OF

BUSHNELL CORPORATION

THE UNDERSIGNED, being a natural person for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST:  The name of the Corporation is Bushnell Corporation.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is c/o The Prentice-Hall Corporation System, Inc., 32 Loockerman Square, Suite L-100, City of Dover, County of Kent, State of Delaware 19904.  The name of the registered agent of the Corporation in the State of Delaware at such address is c/o The Prentice-Hall Corporation System, Inc., 32 Loockerman Square, Suite L-100, City of Dover, County of Kent, State of Delaware 19904.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

FOURTH:  The total number of shares of capital stock which the Corporation shall have authority to issue is 100, par value of one cent ($.0.01) per share.

FIFTH:  The name and mailing address of the incorporator are David B. Zeltner, c/o Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York 10153.

SIXTH:  In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in these articles of incorporation, by-laws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any by-laws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SEVENTH:  (a)  A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit.  Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt By-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this 8th day of February 1995.

/s/ David E. Zeltner
David E. Zeltner
Sole Incorporator

CERTIFICATE OF AMENDMENT
OF
THE CERTIFICATE OF INCORPORATION
OF
BUSHNELL CORPORATION

It is hereby certified that:

1.                                      The name of the corporation (hereinafter called the “Corporation”) is Bushnell Corporation.

2.                                      The Certificate of Incorporation of the Corporation is hereby amended by amending Article Ito read as follows:

“The name of the corporation is Bushnell Holdings, Inc.”

3.                                      The Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer this 16th day of November, 2005.

BUSHNELL CORPORATION

By:	/s/ David Broadbent
Name:	David Broadbent
Title:	Vice President and Chief Financial Officer